UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

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GI DYNAMICS, INC.

(Name of Registrant as Specified in Charter)

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PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED [●], 2021

GI DYNAMICS, INC.

320 Congress Street

Boston, MA 02210

(781) 357-3300

This Information Statement is being furnished to you, as a holder of Common Stock, par value $0.01 (“Common Stock”), of GI Dynamics, Inc., a Delaware corporation (the “Company” or “GI Dynamics”), on or around [●], 2021, to inform you of the approvals by written consent on May 13, 2021, by the Company’s Board of Directors (the “Board”) and on May 24, 2021, by GI Dynamics’ majority stockholder, Crystal Amber Fund Limited (“Crystal Amber”) entitled to vote as of May 14, 2021, (the “Record Date”), to adopt proposed amendments (the “Certificates of Amendment”) to the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of its Common Stock followed immediately by a forward stock split of its Common Stock (the “Stock Split”). The Certificates of Amendment will be filed with the Secretary of State of the State of Delaware on or after [●], 2021, (20 calendar days following the date this Information Statement is first mailed to GI Dynamics stockholders), and will become effective immediately thereafter (the “Effective Date”). As a result of the Stock Split, as described in more detail below, GI Dynamics stockholders owning fewer than 1,000 shares of GI Dynamics Common Stock will be cashed out at a price of $0.06 per share, and the holdings of all other stockholders will remain unchanged.

Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Effective Date if it determines that abandoning the Stock Split is in the best interests of the Company.

The Stock Split is being undertaken as part of the Company’s plan to suspend its obligations to file periodic and current reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described further in this Information Statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. The actions described herein, including effecting the Stock Split, terminating the registration of the Company’s Common Stock under Section 12(g) of the Exchange Act and suspending its reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to herein as the “Transaction.” After giving effect to the Transaction, GI Dynamics will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). However, the Company intends to maintain its existing internal controls and corporate governance framework.

Any trading in GI Dynamics Common Stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over the counter market (an “OTC market”), if one or more brokers choose to make a market for GI Dynamics Common Stock on any such market and comply with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

GI DYNAMICS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is dated [●], 2021, and is first being mailed to GI Dynamics stockholders on or about [●], 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All necessary corporate approvals in connection with the Stock Split have been obtained. This Information Statement is being furnished to all GI Dynamics stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Stock Split before it takes effect.

This Information Statement shall serve as notice to GI Dynamics stockholders who did not consent to action of GI Dynamics stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

The Stock Split is comprised of a reverse stock split (the “Reverse Split”) pursuant to which each 1,000 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 1,000 shares of Common Stock. Interests in fractional shares owned by stockholders owning fewer than 1,000 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted into the right to receive a cash payment of $0.06 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 1,000 or more shares of Common Stock in its account immediately prior to the Effective Date of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Stock Split.

GI Dynamics intends for the Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 1,000 shares of Common Stock in street name who wants to receive cash in the Stock Split should instruct its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name in a timely manner and in any event prior to the Effective Date, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Stock Split. A stockholder holding fewer than 1,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have its shares cashed out in connection with the Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 1,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions prior to the Effective Date to the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”).

As soon as practicable after the effective time of the Stock Split, the existing registered GI Dynamics stockholders, all of whom hold their shares electronically in book-entry form with the Transfer Agent, will receive a statement from the Transfer Agent reflecting the number of shares of Common Stock registered in their accounts, and each such GI Dynamics stockholder whose shares of Common Stock would be converted into less than one share in the Reverse Split will receive a cash payment of $0.06 per share of Common Stock owned by such stockholder immediately prior to the Stock Split.

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SUMMARY OF TERMS OF STOCK SPLIT

The following is a summary of the material terms of the proposed Certificates of Amendment, the Stock Split and the Transactions contemplated in connection with the Stock Split.

This Information Statement contains a more detailed description of the terms of the proposed Certificates of Amendment and the Stock Split. GI Dynamics encourages you to read the entire Information Statement and each of the documents that it has attached as an Annex to this Information Statement carefully.

●	The Board has authorized a 1-for-1,000 Reverse Split of GI Dynamics Common Stock, followed immediately by a 1,000-for-1 Forward Split of GI Dynamics Common Stock. See also the information under the captions “Structure of the Stock Split,” “Special Factors -- Reasons for and Purposes of the Stock Split” and “Recommendation of the Board; Fairness of Stock Split” in this Information Statement.

●	The Board has determined that the Stock Split is fair to and in the best interest of all of GI Dynamics stockholders, including those stockholders owning shares being cashed out pursuant to the Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split. See also the information under the caption “Recommendation of the Board; Fairness of the Stock Split” in this Information Statement.

●	The Company’s majority stockholder, Crystal Amber, controls 79,032,962 shares of Common Stock, representing approximately 90% of the outstanding shares of Common Stock, and the majority stockholder has voted all such shares which it controls in favor of the Stock Split. See also the information under the caption “Description of the Stock Split -- Vote Required” in this Information Statement.

●	When the Stock Split becomes effective, if you hold at least 1,000 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action and will continue to hold in book-entry form with the Transfer Agent the same number of shares held prior to the Stock Split. See also the information under the caption “Description of the Stock Split” in this Information Statement.

●	When the Stock Split becomes effective, if you hold fewer than 1,000 shares of Common Stock, you will receive a cash payment of $0.06 per pre-split share. See also the information under the caption “Description of the Stock Split – Cash Payment for Fractional Shares” in this Information Statement.

●	The Stock Split will not affect outstanding stock options, whether exercisable or unexercisable, granted under the Company’s stock option plans and holders of options will, following the Stock Split, continue to hold options for the same number of shares of Common Stock at the same exercise price and other terms as they currently do. See also the information under the caption “Special Factors -- Effect of the Stock Split on Option Holders” in this Information Statement.

●	The Stock Split is not expected to affect the Company’s current business plan or operations, except for the anticipated cost and management time savings associated with termination of its obligations as a public company. See also the information under the captions “Special Factors -- Effects of the Stock Split, “Special Factors -- Financial Effect of the Stock Split” and “Conduct of the Company’s Business After the Stock Split” in this Information Statement.

●	When the Stock Split becomes effective, GI Dynamics will be eligible to cease filing periodic reports with the Commission and it intends to cease public registration. Once GI Dynamics cease public registration following the filing of a Form 15 with the Commission, GI Dynamics Stockholders will not be provided with periodic or other reports regarding the Company. See also the information under the captions “Special Factors -- Reasons for and Purposes of the Stock Split” and “Recommendation of the Board; Fairness of Stock Split” in this Information Statement.

●	The Board retained the services of PH Partners (“PHP”) to advise the Board and to render an opinion as to the fair value of GI Dynamics pre-split shares from a financial point of view, to holders of shares of the GI Dynamics Common Stock. See also the information under the caption “Fairness of the Stock Split to Stockholders” in this Information Statement.

●	GI Dynamics has the financial resources to complete the Stock Split, the costs of which are anticipated to be approximately $206,000. However, if on the date immediately preceding the Effective Date, the Company believes that the cash required to pay for the Stock Split exceeds the company’s reasonable estimate of the amount of cash necessary to consummate the Stock Split, the Board reserves the right not to effect the Stock Split.

●	The full text of the written opinion of PHP, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B-1. For a detailed description of PHP’s opinion, see the information under the caption “Fairness Opinion -- Opinion of PHP” in this Information Statement. Stockholders are urged to, and should, read the opinion carefully and in its entirety.

●	For those stockholders who receive a cash payment in the Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those stockholders that retain all of their shares of Common Stock incident to the Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors -- Federal Income Tax Consequences of the Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Stock Split in light of your own particular circumstances.

●	You are not entitled to appraisal rights under either the Company’s governance documents or the Delaware General Corporation Law. See also the information under the caption “Description of the Split -- Appraisal Rights” in this Information Statement.

QUESTIONS AND ANSWERS ABOUT THE STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the Stock Split that are not addressed in the “Summary of Terms of Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including the Company’s financial statements and the Annexes hereto.

Q: What are some of the advantages of the Stock Split?

A: The Board believes that the Stock Split will have, among others, the following advantages:

●	GI Dynamics will terminate the registration of its Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of being a public reporting company, with tangible cost savings of an estimated $321,000 before taxes annually;

●	GI Dynamics will be able to reduce the expense associated with maintaining stockholder accounts for numerous stockholders with small accounts;

●	GI Dynamics will be able to achieve the overhead reduction associated with the Stock Split without negatively affecting the Company’s business operations;

●	Allowing the Company’s officers and employees to focus exclusively on business goals and objectives;

●	Providing access to potential investors that do not invest in publicly companies; and

Q: What are some of the disadvantages of the Stock Split?

A: The Board believes that the Stock Split will have, among others, the following disadvantages:

●	GI Dynamics stockholders owning fewer than 1,000 shares of GI Dynamics Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be GI Dynamics stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in its value;

●	GI Dynamics stockholders remaining after the Stock Split will no longer have readily available to them all of the legally mandated information regarding the Company’s operations and results that is currently available in the Company’s filings with the Commission;

●	As a result of the termination of the Company’s registration and periodic reporting obligations following the Stock Split, GI Dynamics will no longer prepare or file with the Commission, other things, annual reports on Form 10-K or quarterly reports on Form 10-Q. The elimination of these reporting requirements will result in the loss of financial transparency for unaffiliated stockholders that remain stockholders in the Company after the Stock Split; and

●	GI Dynamics will have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company.

See also information under the captions “Special Factors -- Effects of the Stock Split,” “Special Factors -- Financial Effect of the Stock Split” and “Recommendation of the Board; Fairness of the Stock Split” in this Information Statement.

Q: What are some of the factors that the Board considered in approving the Stock Split?

A: The Board considered several factors in approving the Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors -- Reasons for and Purposes of the Stock Split,” “Special Factors -- Strategic Alternatives Considered,” “Special Factors -- Background of the Stock Split” and “Special Factors -- Effects of the Stock Split” in this Information Statement. The Board also considered numerous other factors, including:

●	The financial presentations and analyses of management and PHP regarding the Stock Split, including PHP’s valuation of the Company and determination that a price of between $0.036 and $0.12 per pre-split share payable to fractional shareholders would be fair, from a financial point of view;

●	The Board’s discussions and conclusions about the fairness of the price of $0.06 per pre-split share to be paid following the Stock Split to GI Dynamics stockholders owning fewer than 1,000 shares;

●	The opinion of PHP to the effect that, as of May 12, 2021, (the date of the opinion), a valuation of between $0.036 and $0.12 per share is a financially fair and adequate valuation of the Company’s equity for holders of shares of the Company’s Common Stock; and

●	The projected tangible and intangible cost savings to us by terminating the Company’s status as a public reporting company.

Q: What is the total cost of the Stock Split to the Company?

A: GI Dynamics estimates that it will pay up to approximately $5,433 to cash out fractional shares. In addition, GI Dynamics anticipates incurring approximately $206,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Stock Split.

See also information under the captions “Special Factors -- Effects of the Stock Split,” “Special Factors -- Financial Effect of the Stock Split” and “Costs of the Stock Split” in this Information Statement.

Q: What are the interests of directors and executive officers in the Stock Split?

A: As a result of the Reverse/Forward Stock Split, GI Dynamics believes that the beneficial ownership of its directors, executive officers and insiders, collectively, will not materially change.

Q: What are the interests of the majority stockholder in the Stock Split?

A: As a result of the Reverse/Forward Stock Split, GI Dynamics believe that the Company’s majority stockholder will not materially increase its ownership of its Common Stock of approximately 90%.

See also information under the captions “Special Factors -- Effects of the Stock Split,” “Special Factors -- Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” and “Interests of Certain Persons” in this Information Statement.

STRUCTURE OF THE STOCK SPLIT

The Stock Split includes both a reverse stock split and a forward stock split of GI Dynamics Common Stock. The Reverse Split is expected to occur on the Effective Date and the Forward Split is expected to occur immediately following the Reverse Split. Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Effective Date if it determines that abandoning the Stock Split is in the best interests of the Company.

Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of GI Dynamics Common Stock for each 1,000 shares of GI Dynamics Common Stock held in such stockholder’s account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds more than 1,000 shares of GI Dynamics Common Stock in its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares of GI Dynamics Common Stock held by such stockholder will not change as a result of the Stock Split. Any registered stockholder who holds fewer than 1,000 shares of GI Dynamics Common Stock in its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $0.06 per pre-split share instead of fractional shares.

Illustrative Examples. The effect of the Stock Split on both cashed out Stockholders and continuing stockholders may be illustrated, in part, by the below illustrative examples which, solely for the purposes of these illustrative examples, assume the Board determines to use 1,000 as the Split Ratio.

Hypothetical Scenario A -- Mr. A is a registered stockholder who holds 999 shares of GI Dynamics Common Stock in a record holder account in his name at the Effective Date of the Stock Split. Mr. A holds no other shares.

Result -- Mr. A will receive cash in the amount of $0.06 per share, without interest, for the 999 shares of GI Dynamics Common Stock held prior to the Stock Split.

Hypothetical Scenario B -- Ms. B is a registered stockholder who holds 1,000 shares of GI Dynamics Common Stock in a record holder account in her name at the Effective Date of the Stock Split. Ms. B holds no other shares.

Result -- Ms. B will continue to hold 1,000 shares of GI Dynamics Common Stock in a record holder account in her own name after the Stock Split.

Hypothetical Scenario C -- Ms. C is a registered stockholder who holds 2,500 shares of GI Dynamics Common Stock in a record holder account in her name at the Effective Date of the Stock Split. Ms. C holds no other shares.

Result -- Ms. C will continue to hold 2,500 shares of GI Dynamics Common Stock in a record holder account in her own name after the Stock Split.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Stock Split

The primary purpose of the Stock Split is to reduce the number of record holders of GI Dynamics Common Stock to fewer than 300, so that GI Dynamics can terminate the registration of GI Dynamics Common Stock under Section 12(g) of the Exchange Act. Following the delisting of the Company from the Official List of the Australian Securities Exchange in July 2020, the Stock Split is intended to further reduce the Company’s expenses. Specifically, the Stock Split is expected to eliminate expenses related to the Company’s disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense the Company incurs in servicing a large number of record stockholders who own relatively small numbers of its shares.

As discussed further in this Information Statement under the caption “Special Factors -- Background of the Stock Split,” the Board has for a number of years reviewed strategic alternatives to maximize stockholder value by reducing its operating costs. In particular, the Board has expressed concern about the expense of remaining a public reporting company and continuing to comply with the periodic reporting requirements of the Exchange Act.

The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. GI Dynamics has been unable to provide increased value to GI Dynamics stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a reporting public company following the passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company does not believe that continuing the company’s public reporting company status is in the best interest of the Company or GI Dynamics stockholders.

The Company’s status as a public reporting company has not only failed to benefit its stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on the Company. As a public reporting company, GI Dynamics incurs direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, GI Dynamics incurs an estimated $321,000 annually before taxes in related expenses as follows:

Estimated Future Annual Savings to be Realized if the Company Eliminates Reporting Requirements

Audit Fees	$93,000
Listing Fees and Related Expenses	$42,000
Insurance Costs	$80,000
Legal and Board Fees	$96,000
Internal Control Compliance	$10,000
Total	$321,000

The estimates set forth above are only estimates. The actual savings that the Company may realize may be higher or lower than the estimates set forth above. In light of the Company’s current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in the Company’s best interests and the best interests of its stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public reporting company by consummating the Stock Split at this time rather than continue to subject the Company to these burdens.

The substantial costs and burdens imposed on GI Dynamics as a public reporting company will likely continue to increase beyond the already significant amount of overall executive time expended on the preparation and review of the Company’s public filings and in continuing to comply with the requirement to produce certified financial statements as required under the Sarbanes-Oxley Act. Since GI Dynamics has relatively few executive personnel, these indirect costs can be significant relative to the Company’s overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Stock Split is effected and GI Dynamics ceases filing periodic reports with the Commission, the time currently devoted by management to the Company’s public company reporting obligations could be devoted to other purposes, such as operational concerns to further the Company’s business objectives and the interests of its stockholders.

See also information under the caption “Special Factors - Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why the Board approved the Stock Split instead of another alternative transaction structure.

The Stock Split will terminate the equity interests in the Company of approximately 482 record and beneficial holders of Common Stock; on or about [●], 2021, each of these record and beneficial holders held fewer than 1,000 shares of Common Stock.

The Stock Split is expected to relieve GI Dynamics of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering the Company’s Common Stock. Additionally, the Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares.

Based on information available to GI Dynamics, the Company presently have an aggregate of approximately 716 record holders and beneficial holders of its Common Stock (collectively, “holders”), of which approximately 482 holders own less than 1,000 shares. In the aggregate, the shares held by these small holders comprise less than 0.1% of outstanding shares of GI Dynamics Common Stock. The administrative burden and cost to the Company of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, exJuly 15cessive given GI Dynamics’ limited size and the nature of its operations. These expenditures result in no material benefit to the Company. The Stock Split will enable the Company to eliminate much of these costs.

When the Stock Split is consummated, stockholders owning fewer than 1,000 shares of Common Stock will no longer have any equity interest in the Company and will not participate in GI Dynamics future earnings or any increases in the value of the Company’s assets or operations. Thus, only the Company’s employees, executive officers, directors and continuing stockholders will benefit from any future increase in the Company’s earnings. The stockholders that will continue to have an equity interest in the Company after the Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the captions “Recommendation of the Board; Fairness of the Stock Split” and “Fairness of the Stock Split to Stockholders” in this Information Statement.

The Stock Split will (i) cause GI Dynamics to cash out shares of GI Dynamics Common Stock held by any stockholder holding fewer than 1,000 shares, (ii) not cash out any shares of GI Dynamics Common Stock held by any stockholder holding at least 1,000 shares and (iii) change the aggregate percentage of GI Dynamics Common Stock Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Effective Date if it determines that abandoning the Stock Split is in the best interests of the Company.

Strategic Alternatives Considered

In making the determination to proceed with the Stock Split, the Board evaluated a number of other strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Stock Split would be the simplest and most cost-effective approach to achieve the purposes described above. These alternatives were:

Tender Offer. The Board considered a proposed acquisition of all of the Company’s outstanding voting capital by its majority stockholder, constituting a tender offer for up to 100% of the equity of the Company. After further discussions, the tender offer discussion was not pursued further by the majority stockholder.

Financing. After discussions with certain accredited investors on the terms of a possible financing, the Company, in August 2020, agreed to issue up to $10 million in shares of its Series A Preferred Stock to its majority stockholder. The funds raised in the financing were intended to be used for operations and to support the strategic priorities of the Company.

Wind Down. The Board considered a wind down of the Company in the event it could not secure a financing.

Maintaining the status quo. The Board also considered taking no action to reduce the number of GI Dynamics stockholders. However, due to the significant and increasing costs of being public, the Board believed that maintaining the status quo would be detrimental to all stockholders. GI Dynamics would continue to incur the expenses of being a public reporting company without realizing the benefits of public company status.

Background of the Stock Split

The Company has experienced losses since inception and has engaged in many cost cutting measures over that period. As part of those exercises, the cost to the Company of remaining a reporting public company has been discussed and alternatives, including those highlighted above, explored. The Company was in the need for additional funding for operating capital, and alternatives for eliminating the administrative and financial burden of remaining a public reporting company required a significant level of funding.

In March 2019, the Company completed a Note Purchase Agreement (“March 2019 NPA”) detailing a convertible term promissory note (the “March 2019 Note”) and warrant (the “March 2019 Warrant”) financing with Crystal Amber for a gross amount of $1 million. In May 2019, the Company completed a convertible term promissory note (the “May 2019 Note”) and warrant (the “May 2019 Warrant”) financing with Crystal Amber for a gross amount of $3 million. On June 30, 2019, Crystal Amber elected to convert the 2018 Note, the March 2019 Note and the May 2019 Note into an aggregate of 453,609,963 CHESS Depositary Interests (“CDIs”) (representing approximately 9,072,197 shares of Common Stock).

On August 21, 2019, the Company and Crystal Amber entered into a securities purchase agreement for a total funding of up to approximately $10 million (the “August 2019 SPA”). In a series of scheduled transactions between August 2019 and November 2019, Crystal Amber exercised the 2018 Warrant, the March 2019 Warrant, and the May 2019 Warrant per the terms of the August 2019 SPA. In December 2019, the Company and Crystal Amber agreed to defer the funding of the August 2019 Note to January 2020.

On January 13, 2020, the $4.6 million August 2019 Note was funded by Crystal Amber and the August 2019 Warrant was issued to Crystal Amber, providing for the purchase of up to 229,844,650 CDIs (representing 4,596,893 shares of common stock) at $0.02 per CDI.

On June 18, 2020, the Company entered into a Note Purchase Agreement (“June 2020 NPA”) by and between the Company and Crystal Amber. Pursuant to the June 2020 NPA, the Company issued and sold to Crystal Amber, a Convertible Promissory Note in an aggregate original principal amount of $750 thousand, with terms including mandatory conversion in the event of the close of a Series A Preferred Stock offering.

On July 13, 2020, Crystal Amber provided the Company with a notice of optional conversion of the 2017 Note. On the conversion date, the principal of $5 million and the accrued and unpaid interest of $390,240 totaling $5,390,240 was converted into 2,574,873,400 CDIs, which was equivalent to 51,497,468 shares of Common Stock. The conversion price equaled $0.002093 per CDI or $0.10467 per share of Common Stock. On receipt of the notice issued the available 38,401,704 shares and the Company and Crystal Amber executed a Right to Shares and Waiver Agreement in which the Company agreed to issue the remaining 13,095,764 shares of Common Stock owed under the conversion when the Company had received stockholder approval and had increased the authorized number of shares of Common Stock to allow for issuance of the remaining shares. The additional shares were issued on September 3, 2020.

On August 4, 2020, the Company entered into a Note Purchase Agreement (“August 2020 NPA”) by and between the Company and Crystal Amber. Pursuant to the August 2020 NPA, the Company issued and sold to Crystal Amber, a Convertible Promissory Note in an aggregate original principal amount of $500,000 (the “August 2020 Note”) with terms including mandatory conversion in the event of the close of a Series A Preferred Stock offering. The Company received $250,000 on August 3, 2020, and the remaining $250,000 on August 6, 2020.

Since the first quarter of 2020, the Board and the Company’s management considered various potential transaction structures in order to maximize stockholder value and to address the Board’s concern regarding the general and administrative expenses associated with the Company’s reporting and filing requirements as a public reporting company. The Company began to consider various alternatives to pursue that may enable it to continue to remain a publicly listed company and would provide capital for the Company to continue operating its business.

The Board ultimately decided to pursue a financing led by Crystal Amber, the Company’s majority stockholder for up to $10 million (the “Series A Preferred Financing”). In connection with the Series A Preferred Financing, the Company and Crystal Amber entered into a Series A Preferred Stock Purchase Agreement (the “Series A SPA”), as well as a Voting Agreement, a Right of First Refusal and Co-Sale Agreement and an Investors’ Rights Agreement. The initial closing of the Series A Preferred Financing occurred on September 4, 2020.

The Company also executed a series of financing-related agreements in connection with the Series A Preferred Financing, which included the cancellation of the August 2019 Warrant, the restructuring of the August 2019 Note into the September 2020 Note and the conversion of the June and August 2020 Convertible Notes into shares of Series A Preferred Stock.

Pursuant to the Series A SPA and subsequent amendments, the second and final closing (the “Second Closing”) was originally scheduled to occur on October 31, 2020, but through a series of extensions, was extended until February 24, 2021. On February 24, 2021, an individual investor closed the purchase of 600,000 shares of Series A Preferred Stock for approximate proceeds of $53,000. Crystal Amber subsequently executed additional amendments to the Series A SPA, effective as of February 24, 2021, and March 25, 2021, restructuring the remaining portion of the Second Closing to occur in three separate additional closings. $1.5 million was received from Crytal Amber on March 4, 2021, and $1.0 million was received from Crystal Amber on April 14, 2021. The last closing was scheduled to occur no later than May 28, 2021, but the Company and Crystal Amber agreed to defer the close until no later than June 25.

Since the September 2020 initial closing of the Series A Preferred Financing, the Board and management continued to explore, but were unsuccessful in securing, additional financing options to fund the capital needs of the Company. The Company then decided to revisit its evaluation of the advantages and disadvantages of being a public reporting company, including the costs with respect to filing reports and other information with the Commission complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements.

It was decided that a valuation analysis would be helpful in determining the best course of action. On April 1, 2021, the Company retained PHP to assess the valuation of the Company and provide a fairness opinion.

The Board generally concurred that eliminating the Company’s Exchange Act reporting obligations pursuant to the Stock Split was a desirable strategic alternative to pursue, provided that it was effected at a price and on terms fair to all of GI Dynamics stockholders. The Board discussed the costs, benefits, feasibility and fairness to all stockholders of following the reverse stock split with a forward stock split and limiting the payment of cash for interests in fractional shares to holders of a number of shares less than the final Split Ratio. The Board also discussed the share ownership distribution among the Company’s stockholders and potential cash distributions at various possible per share prices and Split Ratios.

The Board and the Company’s management also discussed with its advisors how the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public reporting company and would further increase the cost in the near future. The Board’s view was that these costs outweighed any benefits GI Dynamics or its stockholders received from its status as a public reporting company. The Board also discussed with its advisors the legal and regulatory process required to effect the transaction, the proposed timeline for completion of the transaction and the documentation to be filed with the Commission in connection with the proposed Stock Split.

On May 13, 2021, the Board acted by unanimous written consent to approve the Stock Split and the transaction contemplated thereby.

Effects of the Stock Split

If effected, based on information available to us, the Stock Split will reduce the number of record and beneficial stockholders of GI Dynamics Common Stock from approximately 716 to approximately 234. This reduction in the number of GI Dynamics registered stockholders will enable us to terminate the registration of GI Dynamics Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to GI Dynamics stockholders and to the Commission.

For a total expenditure by us of up to approximately $206,000 in transaction costs (including advisory, legal, financial, accounting and other fees and costs) and approximately $5,433 in purchase costs for fractional shares, GI Dynamics estimates it will realize an estimated $321,000 in cost savings on an annual basis by terminating its public reporting company status.

The effect of the Stock Split on each stockholder will depend on the number of shares that such stockholder owns. Stockholders holding at least 1,000 shares of Common Stock will be unaffected by the Stock Split. Stockholders holding fewer than 1,000 shares of Common Stock will have their shares converted into the right to receive a cash amount equal to $0.06 per share. See also “Structure of the Stock Split” in this Information Statement for additional information with respect to the effect of the Stock Split on each stockholder.

Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

Stockholders owning fewer than 1,000 shares of Common Stock immediately prior to the Effective Date of the Stock Split will, after giving effect to the Stock Split, no longer have any equity interest in the Company and therefore will not participate in the Company’s future potential earnings or growth. It is expected that 482 holders will be fully cashed out in the Stock Split. Subject to its Certificate of Incorporation and compliance with the General Corporation Law of the State of Delaware, the Company will continue to have the right to issue Common Stock and other securities after consummation of the Stock Split.

The Stock Split will require stockholders who own fewer than 1,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Stock Split, but the Board has concluded that the completion of the Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.

Based on an assumed cash-out of approximately 91 shares, the percentage ownership of each holder remaining after the Stock Split will not materially change. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

Potential disadvantages to GI Dynamics stockholders who will remain as stockholders after the Stock Split include decreased access to information. When the Stock Split is effected, GI Dynamics intends to terminate the registration of its Common Stock under the Exchange Act. As a result of the termination, GI Dynamics will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act.

Effect of the Stock Split on Option Holders

Regardless of whether an outstanding stock option provides a right to purchase less than, equal to or greater than 1,000 shares, the number of shares underlying each such outstanding stock option granted by the Company under its stock option plan will not change as a result of the Stock Split. The Board, as administrator of the Company’s stock option plan, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Stock Split. Because of the symmetry of the 1-for-1,000 Reverse Split and the 1,000-for-1 Forward Split, the Board has determined that the Stock Split will not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company’s stock option plan or with respect to any outstanding stock options.

Financial Effect of the Stock Split

Completion of the Stock Split will require approximately $206,000 of cash, which includes approximately $200,000 for advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, the Company will have decreased working capital following the Stock Split which may have a material effect on its capitalization, liquidity, results of operations and cash flow. Based upon analysis of the share ownership distribution among the Company’s stockholders, the Board chose to limit the scope of the Stock Split to 1-to-1,000 and then 1,000-to-1 in light of the Company’s continuing working capital needs.

Federal Income Tax Consequences of the Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Stock Split to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their shares of GI Dynamics Common Stock as a capital asset. This summary does not address any state, local, foreign, or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (the “IRS”).

Except as otherwise noted, the federal income tax consequences to stockholders described below is the same for both affiliated stockholders and unaffiliated stockholders. The following summary does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, certain former citizens or long-term residents of the United States, and persons for whom GI Dynamics Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.

This summary assumes that you are one of the following: a citizen or resident of the United States; a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state); an estate the income of which is subject to federal income taxation regardless of its sources; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Stock Split Transaction generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and foreign income tax consequences of the Stock Splits.

NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS IN CONNECTION WITH THE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Tax Consequences to the Company. GI Dynamics believes that the Stock Split generally should be treated as a tax-free “recapitalization” or other non-recognition event for federal income tax purposes in which case the Transaction should have no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Stock Split. If you receive no cash as a result of the Stock Split, but continue to hold shares of GI Dynamics Common Stock immediately after the Stock Split, you will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Split will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Split, and the holding period in those shares will be the same as immediately prior to the Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. If you receive cash as a result of the Stock Split and you do not own, and are not considered to own, shares of GI Dynamics Common Stock immediately after the Stock Split, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of Common Stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the Common Stock surrendered is more than one year at the time of the Stock Split. The deductibility of capital loss is subject to limitations.

Backup Withholding. If you receive cash as a result of the Stock Split, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Split to avoid backup withholding requirements that might otherwise apply. You will be required to deliver or provide such information following the effective time of the Stock Split. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

FAIRNESS OF THE STOCK SPLIT TO STOCKHOLDERS

The Board determined that the Stock Split, including the proposed cash payment of $0.06 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all GI Dynamics stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.

With respect to the stockholders whose shares would be cashed out, the Board relied upon, among other things, PHP’s determination of the range of the per share valuations of the Company’s equity. The Board relied upon the analyses and conclusions of PHP to determine that a price of between $0.036 and $0.12 per pre-split share payable to fractional shareholders would be fair, from a financial point of view, to holders of shares of the Company’s Common Stock, including those stockholders who will receive cash payments in connection with the Stock Split and will not be continuing stockholders of the Company. The Board ultimately decided upon a per share price of $0.06 per share.

With respect to the fairness of the Stock Split to the stockholders whose stock would not be cashed out in the Stock Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was not in excess of the value determined to be the fair value of such stock by PHP.

Fairness Opinion

GI Dynamics engaged PHP to assess and deliver an opinion as to the fairness of the valuation of the Company from the perspective of all stockholders, including those whose shares would be cashed out pursuant to the Stock Split, to assist the Board in determining the fair value per pre-split share of GI Dynamics Common Stock. The methods used by PHP in evaluating and analyzing the Stock Split are discussed in detail below under the caption “Fairness Opinion – Opinion of PHP “ in this Information Statement.

Procedural Fairness to All Stockholders

The Board determined that the Stock Split Transaction is procedurally fair to all stockholders, including both stockholders who will receive cash payments in connection with the Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board determined that the Company’s receipt of a valuation from PHP was a critical procedural safeguard protecting the interests of stockholders. PHP provided an opinion with respect to the fairness of the valuation of the Company from the perspective of all stockholders, including those whose shares would be cashed out pursuant to the Stock Split. In connection with providing its fairness opinion, PHP conducted an independent valuation of the Company and assisted the Board in determining the fair value per pre-split share of GI Dynamics Common Stock.

PHP did not ask us to provide, and GI Dynamics did not provide, any input regarding the valuation methodology or conclusions of PHP. Rather, PHP determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board.

The Board relied significantly on the independent determination by PHP of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Stock Split in determining that the Stock Split is procedurally fair to the stockholders whose shares would be cashed out. Unlike many transactions, the Board relied on an independent party to determine a range of prices and then selected the price from that range, rather than simply render an opinion as to the fairness of that price. Moreover, PHP, rather than the Board, determined its own methodology for determining the price at which shares would be cashed out.

The Board also relied significantly on the independent determination by PHP of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Stock Split to conclude that the Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out.

The Board unanimously concluded that the Stock Split is in the Company’s best interests and the best interests of all of the Company’s stockholders. Because of the relatively small size of the Board, it decided not to create a Special Committee of the Board to approve the Stock Split Transaction.

The Board determined that the process leading up to the approval of the Stock Split was procedurally fair to the stockholders because of the structural fairness of the Stock Split and the safeguards that the Board did put into place. The critical procedural safeguard that the Board used was the Company’s engagement of PHP not only to render an opinion as to the fairness, from a financial point of view, of the Stock Split to holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company, but first to determine independently a price range for the fair value of the Company’s pre-split shares. The Board relied significantly on the independent determination of PHP of the price at which shares of pre-split Common Stock would be cashed out in the Stock Split to conclude that the Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out. See also information under the captions “Fairness of the Stock Split to Stockholders” in this Information Statement.

Opinion of PHP

On April 1, 2021, GI Dynamics retained PHP to assess and deliver an opinion as to the fairness of the valuation of the Company from the perspective of all stockholders, including those whose shares would be cashed out pursuant to the Stock Split, to assist the Board in determining the fair value per pre-split share of GI Dynamics Common Stock for the Stock Split. Pursuant to the terms of the PHP engagement letter with us, dated April 1, 2021, (the “PHP Engagement Letter”), for services rendered by PHP, the Company will pay PHP aggregate fees of $50,000.

On May 12, 2021, PHP provided an opinion to the Board, that, as of the date of such opinion, valuation range of $0.036 to $0.12 per share for the Company’s equity would be considered financially fair and adequate. The full text of the opinion of PHP, which sets forth assumptions made, matters considered, procedures followed and the qualifications and limitations on the scope of the review undertaken by PHP in rendering its opinion, is attached as Annex B-1 to this Information Statement and is incorporated herein by reference.

PHP’s opinion is for the use of the Board and the management of the Company in assessing the valuation of the Company. The opinion does not address, in any manner, the relative merits of the Stock Split as compared to any other business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety.

In preparing its opinion, PHP, among other things: (i) reviewed publicly accessible information on the Company that PHP considered relevant for its analysis; (ii) reviewed certain internal information prepared by the Company that PHP considered relevant for its analysis; (iii) had meetings and conference calls with the Company’s management focusing on the Company’s business plan, value drivers and underlying assumptions made in the information materials; and (iv) reviewed a previously performed 409A valuation in November 2020.

In preparing and rendering its opinion, PHP checked for the plausibility of the key assumptions of the underlying materials provided by the Company through specific discussions with the Company’s management team and by setting them against industry benchmarks. PHP applied adjustments to the underlying planning assumptions to the extent they deemed such adjustments to be necessary.

PHP’s opinion and financial analyses were two of the many factors considered by the Board in its evaluation of the Stock Split and should not be viewed as determinative of the view of the Board with respect to the Stock Split or the cash consideration payable to holders of Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company.

The following is a summary of the material financial analyses performed by PHP in connection with its opinion. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by PHP was carried out in order to provide a different perspective in assessing the Company’s valuation and to add to the total mix of information available. PHP did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the range of the per share valuation. Rather, in reaching its conclusion, PHP relied upon the results of the analyses taken as a whole and also on application of PHP’s own experience and judgment. The analyses performed by PHP are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

PHP reached its per share valuation range determination by employing three market-value based valuation methods: (i) analysis of public company comparables, (ii) analysis of precedent transactions and (iii) analysis of a case study. PHP did to not perform a discounted cash flow analysis on the basis that the Company does not project to earn a positive cash flow in the 5-year projection period provided to PHP.

Analysis of Public Company Comparables

In its analysis, PHP identified and selected other medical device companies with characteristics similar to the Company. Once those comparable companies were selected, PHP set the enterprise value against the consensus revenue estimate for 2022 for each comparable company, and applied the forward EV/Revenue multiples for the trading group to the Company’s 2022 projected revenue.

Analysis of Precedent Transactions

PHP screened the marketplace and identified and analyzed relevant precedent transactions (e.g., mergers and acquisitions; financings) from 2011 to 2021, in which the target companies had characteristics similar to the Company. PHP used those transactions to extrapolate enterprise value-to-revenue multiples, and then applied the multiple range found from those transactions to the Company’s projected 2022 revenues to arrive at a range of enterprise values.

Analysis of Case Study

PHP reviewed the terms of the Series A Preferred Financing and related transactions completed around September 2020.

Termination of Exchange Act Registration

GI Dynamics Common Stock is currently registered under the Exchange Act. The Company is permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of its Common Stock. As of [●], 2021, GI Dynamics had approximately 716 record and beneficial holders of its Common Stock. Upon the effectiveness of the Stock Split, GI Dynamics expects to have approximately 234 record and beneficial holders of its Common Stock. The Company intends to terminate the registration of its Common Stock under the Exchange Act as promptly as possible after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which the Company will be required to furnish to its stockholders. After the Company becomes a non-reporting company, its stockholders will have access to its corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by the Company’s directors’ and officers’ fiduciary duties to the Company and its stockholders.

Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to the Company, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Company estimates that termination of registration of its Common Stock under the Exchange Act will save an estimated $321,000 per year in legal, accounting, printing and other expenses, and will also enable the Company’s management to devote more time to the Company’s operations. See also information under the caption “Special Factors -- Reasons for and Purposes of the Stock Split” in this Information Statement.

DESCRIPTION OF THE STOCK SPLIT

Amendments of Certificate of Incorporation to Effect the Stock Split

The Board determined that it is advisable to amend the Company’s Certificate of Incorporation to effect a 1-for-1,000 Reverse Split of Common Stock immediately followed by a 1,000-for-1 Forward Split of Common Stock, and to provide for the cash payment of $0.06 per pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the Reverse Split.

Regulatory Approvals

Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

The Company has received the written consent of stockholders holding in aggregate 90% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Stock Split has been obtained and the vote of other stockholders is not necessary.

Holders as of Effective Date; Net Effect After Stock Split

Stockholders holding fewer than 1,000 pre-split shares of Common Stock will be cashed out at a price of $0.06 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.

NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE TRANSFER AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S TRANSFER AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE STOCK SPLIT.

The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. The Stock Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Delaware.

Cash Payment for Fractional Shares

GI Dynamics will file Certificates of Amendment with the Office of the Secretary of State of the State of Delaware and effect the amendments set forth in Annexes A-1 and A-2 to this Information Statement. The Stock Split will become effective at the times set forth in the Certificates of Amendment.

As soon as practicable after the Effective Date, all GI Dynamics stockholders holding fewer than 1,000 shares will be notified and will receive payment in the amount of $0.06 per pre-split share. Those GI Dynamics stockholders beneficially owning at least 1,000 shares of Common Stock will continue to hold the same number of shares of Common Stock in book-entry form.

If the Stock Split is effected, any stockholder owning fewer than 1,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to GI Dynamics Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 1,000 shares after the Stock Split is effected.

Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Stock Split will affect them. The Transfer Agent has informed the Company that nominees are expected to provide beneficial ownership positions to the Transfer Agent so that beneficial owners may be treated appropriately in effecting the Stock Split. However, if you are a beneficial owner of fewer than 1,000 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after [●], 2021, the date 20 calendar days after the date the Company anticipates that this Information Statement will first be mailed to GI Dynamics stockholders. A stockholder holding fewer than 1,000 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Stock Split. For instance, such stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 1,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Transfer Agent.

Appraisal Rights

No appraisal rights are available under either the Delaware General Corporation Law or the Company’s Certificate of Incorporation to any stockholder.

FINANCING OF THE STOCK SPLIT

Completion of the Stock Split will require approximately $206,000, which includes advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, the Company will have decreased working capital following the Stock Split which may have a material effect on its capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by the Company.

You should read the discussion under the caption “Costs of the Stock Split” in this Information Statement for a description of the fees and expenses GI Dynamics expects to incur in connection with the transaction.

COSTS OF THE STOCK SPLIT

The following is an estimate of the costs incurred or expected to be incurred by GI Dynamics in connection with Stock Split. Final costs of the transaction may be more or less than the estimates shown below. The Company will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 1,000 shares pursuant to the Stock Split.

Advisory and Fairness Opinion Fees	$50,000
Transfer Agent Fees and Related Expenses	$30,000
Legal and Board Fees	$120,000
Total	$200,000

INTERESTS OF CERTAIN PERSONS

GI Dynamics will make no payments to officers, directors or insiders in connection with this transaction. The executive officers and directors immediately prior to the transaction will be the executive officers and directors of the Company after the transaction. GI Dynamics has identified Crystal Amber as an affiliate “engaged” in the Rule 13e-3 transaction and as a “filing person” for purposes of the Company’s Schedule 13E-3 filed in connection with the Stock Split.

CONDUCT OF THE COMPANY’S BUSINESS AFTER THE STOCK SPLIT

GI Dynamics expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Stock Split is not anticipated to have any effect upon the conduct of the Company’s business. GI Dynamics expects to realize time and cost savings as a result of terminating its public reporting company status. When the Stock Split is consummated, all persons owning fewer than 1,000 shares of Common Stock at the Effective Date of the Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in its future potential earnings and growth.

When the Stock Split is effected, GI Dynamics believe that, based on its stockholder records, approximately 234 record holders will remain as record holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 100% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Stock Split. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

GI Dynamics plans, following the consummation of the Stock Split, to become a non-reporting company. The Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be to enable the Company to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, the Company believes that there are significant advantages to effecting the Stock Split and going dark.

Other than as described in this Information Statement, neither GI Dynamics nor its management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of the Company’s assets; (iii) to change the Company’s Board or management; (iv) to change materially the Company’s indebtedness or capitalization; or (v) otherwise to effect any material change in the Company’s corporate structure or business.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE STOCK SPLIT

The Board believes that the Stock Split Transaction is fair to GI Dynamics stockholders, including those whose interests are being cashed out pursuant to the Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination, in addition to the detailed discussion in this Information Statement under the captions “Special Factors -- Reasons for and Purposes of the Stock Split,” “Special Factors -- Strategic Alternatives Considered,” “Special Factors -- Background of the Stock Split” and “Special Factors -- Effects of the Stock Split.” For the reasons described above under the caption “Fairness Opinion -- Procedural Fairness to All Stockholders,” the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split.

In consideration of the factors discussed under the captions “Special Factors -- Reasons for and Purposes of the Stock Split,” “Special Factors -- Strategic Alternatives Considered,” “Special Factors -- Background of the Stock Split,” “Special Factors -- Effects of the Stock Split” and “Recommendation of the Board; Fairness of the Stock Split” in this Information Statement, the Board approved the Stock Split Transaction by a unanimous vote of the Board, submitted the Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificates of Amendment and the payment of cash of $0.06 per pre-split share to record holders who hold fewer than 1,000 shares as described above.

Reservation of Rights

Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Effective Date if it determines that abandoning the Stock Split is in the best interests of the Company.

The Board presently believes that the Stock Split is in the best interests of the Company, its stockholders being cashed out pursuant to the Stock Split and its stockholders who will retain an equity interest in the Company subsequent to the consummation of the Stock Split, and thus recommended a vote for the proposed Certificates of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to GI Dynamics stockholders, a material change in the Company’s business or litigation affecting the Company’s ability to proceed with the Stock Split. In addition, if the Board determines the Stock Split would not have the intended effect of reducing the record holders of the Company’s Common Stock to below 300 it would strongly consider changing the Split Ratio to a higher number. The Board does not anticipate having to change the Redemption Price but, if circumstances made that appropriate, it would continue to set the Redemption Price between the range determined by PHP to be fair, between $0.036 to $0.12. If the Board decides to withdraw or modify the Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. The Board does not anticipate abandoning the Stock Split unless the price of GI Dynamics Common Stock increases to a level that would cause the Redemption Price to be inequitable to the stockholders who will be cashed out as a result of the Stock Split.

FINANCIAL INFORMATION

The Company’s audited consolidated financial statements and accompanying notes filed with the Company’s Annual Report (the “Annual Report”) on Form 10-K for the year ended December 31, 2020, are incorporated herein by reference. As of December 31, 2020, the book value per share was $0.006 (computed by dividing total equity at December 31, 2020 by the total shares outstanding on that date).

The Company’s unaudited consolidated interim financial statements and accompanying notes filed with the Company’s Quarterly Report on Form 10-Q (the “Quarterly Report”) for the quarterly period ended March 31, 2021, are incorporated herein by reference. As of March 31, 2021, the book value per share was $0.014 (computed by dividing total equity at March 31, 2021, by the total shares outstanding on that date).

Item 7 of Part II of the Company’s Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part I of the Company’s Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of May 15, 2021, information regarding beneficial ownership of the Company’s common stock by the following:

●	each person, or group of affiliated persons, who is known by GI Dynamics to beneficially own 5% or more of any class of the Company’s voting securities;

●	each of the Company’s directors;

●	each of the Company’s named executive officers; and

●	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Commission. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying stock options that are currently exercisable or exercisable within 60 days of May 15, 2021. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, it is the beliefof the Company that the beneficial owners of the Common Stock listed below, based on the information each of them has given to GI Dynamics, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Percentage of ownership is based on 88,095,659 shares of outstanding common stock outstanding on May 15, 2021. Unless otherwise indicated, the Company deems shares subject to stock options that are exercisable within 60 days of May 15, 2021, to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing percentage ownership of that person, but the Company does not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Unless otherwise indicated in the table, the address of each of the individuals named below is: c/o GI Dynamics, Inc., 320 Congress Street, Boston, MA 02210, U.S.A.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
5% Shareholders
Crystal Amber Fund Limited(1)	79,032,962	89.7%

Directors and Named Executive Officers
Mark Lerdal (2)	0	*
Ginger Glaser (2)	0	*
Joseph Virgilio (2)	0	*
Scott Schorer (3)	0	*
Charles Carter (4)	0	*
Stephen Linhares (5)	100,000	*
All directors and executive officers as a group	100,000	*

*	Indicates less than 1%

(1)	Based upon the Company’s corporate records and upon the information provided by Crystal Amber, in a Notice of Change of Interests of Substantial Holder (Form 604) filed with the Australian Securities Exchange on February 3, 2020, reporting as of February 3, 2020. The address for CAFL is P.O. Box 286, Floor 2, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY14LY U.K.

Excludes shares that may be issued in the future upon the conversion of the 2020 Note (as defined below).

(2)	Options were granted to Mr. Lerdal, Ms. Glaser, Mr. Virgilio, and Mr. Linhares on January 28, 2021, with the earliest portion of each grant not vesting within the 60 days following May 15, 2021.

(3)	Scott Schorer was the former President and CEO, who resigned and forfeited all outstanding vested equity awards effective November 2, 2020.

(4)	Mr. Carter forfeited all outstanding vested equity awards as of December 31, 2020.

(5)	Includes 90,000 shares vested as of May 15, 2021, and an additional 10,000 vesting within 60 days of May 15, 2021.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law, or DGCL, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the Bylaws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor is GI Dynamics aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents that GI Dynamics filed with the Commission, File No. 000-55195, are incorporated by reference in this Information Statement, except for any discussion therein of the “safe harbor” protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;

●	the Amendment No. 1 to Annual Report on Form 10-K/A, amending the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; and

●	the Company’s Current Reports on Form 8-K, filed with the Commission on January 15, 2021, February 2, 2021, March 9, 2021, and April 1, 2021.

All documents and reports that GI Dynamics filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

AVAILABLE INFORMATION

This Information Statement is posted on the Company’s website and may be accessed through its website at investor.gidynamics.com. GI Dynamics is also subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s Internet Website (http://www.sec.gov).

By Order of the Board of Directors,

Dated: June 11, 2021
/S/ Joseph Virgilio
	Name:	Joseph Virgilio
	Title:	Chief Executive Officer

Annex A-1-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

TO THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GI DYNAMICS, INC.

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

GI Dynamics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is GI Dynamics, Inc., and the Corporation was originally incorporated pursuant to the DGCL on March 24, 2003. The Seventh Amended and Restated Certificate of the Corporation (as amended, the “Restated Certificate”) was filed with the Delaware Secretary of State on September 3, 2020.

2.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment hereby amends the Seventh Amended and Restated Certificate of the Corporation by adding the following paragraph as Article Twelfth:

“Upon the effectiveness of the filing (the “First Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, each 1,000 shares of Common Stock issued and outstanding immediately prior to the First Effective Time, shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). Stockholders who otherwise would only be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split (i.e., stockholders holding less than 1,000 shares of Common Stock) shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the number of shares owned by the stockholder immediately preceding the First Effective Time multiplied by (b) $0.06. Any certificate that immediately prior to such combination represented shares of Common Stock (the “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above for stockholders who would only be entitled to receive fractional share interests of Common Stock. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock, if any, are surrendered to the Corporation or its transfer agent.”

3.	The foregoing Certificate of Amendment to the Seventh Amended and Restated Certificate of the Corporation has been duly adopted and approved by written consent of the Corporation’s Board of Directors and the holders of the requisite number of shares of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

A-1-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this ___ day of ________, 2021.

GI DYNAMICS, INC.

By:
Name:
Title:

A-1-2

Annex A-2-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT.

CERTIFICATE OF AMENDMENT

TO THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GI DYNAMICS, INC.

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

GI Dynamics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify that:

4.	The name of the Corporation is GI Dynamics, Inc., and the Corporation was originally incorporated pursuant to the DGCL on March 24, 2003. The Seventh Amended and Restated Certificate of the Corporation (as amended, the “Restated Certificate”) was filed with the Delaware Secretary of State on September 3, 2020.

5.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment hereby amends the Seventh Amended and Restated Certificate of the Corporation by adding the following paragraph as Article Thirteenth:

“Upon the effectiveness of the filing (the “Second Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, each share or fractional share of Common Stock issued and outstanding immediately prior to the Second Effective Time, shall automatically be subdivided and reclassified into 1,000 validly issued, fully-paid and non-assessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1,000-to-1 ratio (the “Forward Stock Split”). Any certificate that immediately prior to such combination represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, such that remaining stockholders of the Corporation shall own after the Forward Stock Split the same number of shares as such stockholders owned immediately prior to the Reverse Stock Split which immediately preceded the Forward Stock Split. The Forward Stock Split shall occur whether or not the certificates representing such shares of Common Stock, if any, are surrendered to the Corporation or its transfer agent.”

6.	The foregoing Certificate of Amendment to the Seventh Amended and Restated Certificate of the Corporation has been duly adopted and approved by written consent of the Corporation’s Board of Directors and the holders of the requisite number of shares of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

A-2-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this ___ day of _________, 2021.

GI DYNAMICS, INC.

By:
Name:
Title:

A-2-2

Annex B-1--OPINION OF pH PARTNERS

pH Partners provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of pH Partners. pH Partners does not provide research or other public company recommendations. These materials should not be regarded as an offer to sell or as a solicitation of an offer to buy any financial product or service, nor or they a representation of any official statement of pH Partners. Copyright 2017 pH Partners, LLC.

The following contains highly confidential and proprietary information. Unauthorized distribution without the consent of pH Partners is strictly prohibited.

# Fairness Opinion on the Valuation of GI Dynamics

May 2021

CONFIDENTIAL

# Contents

- Introduction
- Company
- Valuation Considerations
- Fairness Opinion Results
- Appendix

CONFIDENTIAL

PH PARTNERS

# Introduction

- Background
- Evaluation

CONFIDENTIAL

PH | PARTNERS

# Introduction

## Background

- GI Dynamics, Inc. "GI Dynamics" is a privately held company, headquartered in Boston, MA that develops an endoscopically-delivered medical device indicated for patients with Type 2 Diabetes and Obesity
- The company's management has requested that pH Partners, LLC provide a fairness opinion assessing the valuation of the company from the perspective of GI Dynamics shareholders
- The fairness opinion is intended solely for the use by the Board of Directors and management team of GI Dynamics as part of its report for the avoidance of doubt, assessing solely the valuation of the company

**pH Partners Background**

- pH Partners is a boutique investment bank focused on providing M&A and capital raise advisory services to companies at the intersection of healthcare, technology and consumer products
- pH leverages relationships with leading pharmaceutical, medical technology, and diagnostic companies to create strategic opportunities for its client base of emerging companies that are improving care and lowering costs in the healthcare sector
- Our leadership has over 40 years of combined experience advising clients on strategic and capital raising transactions

PH | PARTNERS 4

# Introduction

## Evaluation

**Evaluation Procedure**

- pH Partners analyzed various valuation criteria and conducted comprehensive financial analysis on GI Dynamics in order to assess the valuation of the company
- The valuation analysis results in a range for the enterprise value of GI Dynamics
- The valuation is based on the assumptions derived from the information materials prepared by GI Dynamics' management team ("Management"); adjustments were applied by pH Partners where deemed appropriate
- Several meetings and conference calls with the management team were held to discuss the plausibility of the information as well as the information materials received

**Information Basis**

- pH Partners, LLC made use of the following information for its assessment:
  - Publicly accessible information on GI Dynamics that was considered relevant for the analysis
  - GI Dynamics prepared internal information that was considered relevant for the analysis
  - Conference calls with Management focusing on GI Dynamics' business plan, value drivers and underlying assumptions made in the information materials
  - A previously performed 409A valuation (November 2020)

PH | PARTNERS 5

# Company

- General Information
- Product
- Financing History
- Headwinds

CONFIDENTIAL

PH PARTNERS

# GI Dynamics – Background

## General Information

**Company Description**

- GI Dynamics is a clinical stage medical device company that is developing EndoBarrier, an implantable medical device to treat patients with type 2 diabetes and obesity
- GI Dynamics is targeting a large market with a high ROI
  - There were over 500M people worldwide with diabetes in 2018 creating a projected $2.5T cost burden by 2030

**Company Infrastructure**

- Executive Management Team
  - Joseph Virgilio – President and Chief Executive Officer
  - Charles Carter – Chief Financial Officer (Part-time)
  - Stephen Linhares – Vice President of Clinical, Regulatory and Quality
- GI Dynamics has 12 full-time employees
- The company operates through 5 subsidiaries:
  - GI Dynamics Securities Corporation, a Massachusetts-incorporated nontrading entity
  - GID Europe Holding B.V., a Netherlands-incorporated nontrading holding company
  - GID Europe B.V., a Netherlands-incorporated company that conducts certain European business operations
  - GID Germany GmbH, a German-incorporated company that conducts certain European business operations
  - GI Dynamics Australia Pty Ltd, an Australia-incorporated company that conducts Australian business operations

**Projected Revenue**

($ in millions)
$100.0
$75.0
$50.0
$25.0
$-
$0.4
$1.2
$16.1
$49.1
$92.8
2021
2022
2023
2024
2025

**Current Company/Product Status**

- COVID-19 impacted the timing of operational milestones; US Pivotal Trial (STEP-1) enrollment was temporarily paused and resumed in H1 2021
- CE Mark approval expected in Q1 2022
- All 5 clinical trial sites have been approved for enrollment
- ISO 13485:2016 audit passed November 2020: No Deficiencies
- Enrollment for joint venture with Apollo Sugar to initiate in mid-2021

Notes: Financial projections, market size estimates, product claims and status source from Management

PARTNERS 7

# GI Dynamics – Background

## Product - EndoBarrier

**Product Description**

- EndoBarrier is GI Dynamics' solution to the growing problem of type 2 diabetes and obesity and associated co-morbidities
  - The device is a sleeve that serves as a barrier that lines the proximal intestine allowing food to bypass the duodenum and upper intestines to reduce HbA1c and control blood sugar
  - EndoBarrier helps harness metabolic effects by using the body's own glucose control mechanisms such as gut hormones, neural circuits, bile acids, and glucose transport
  - EndoBarrier improves glycemic control and insulin resistance in type 2 diabetes with obesity and appears to induce significant weight loss
  - EndoBarrier is minimally invasive, reversible, only takes 20 minutes to implant, has been implanted over 4,000 times, and has demonstrated efficacy in lowering HbA1c, BMI, and insulin use
- The EndoBarrier system is comprised of 3 components:
  - EndoBarrier
    - 60-cm long implant consisting of a thin, flexible, impermeable fluoropolymer liner coupled to a proprietary nitinol anchor mechanism
  - EndoBarrier Delivery System
    - A proprietary, sterile, single-use, custom-made outer catheter that is flexible enough to deliver the EndoBarrier through the patient's mouth, stomach and intestine
  - EndoBarrier Retrieval System
    - Device used to remove EndoBarrier using hooks to pull the drawstrings located in the anchor mechanism which is then collapsed inward and disengages form the wall of the duodenum and retracts into the hood of the retrieval system

EndoBarrier
EndoBarrier Delivery System
EndoBarrier Retrieval System

PH | PARTNERS 8

# GI Dynamics – Background

## Financing History

| Transaction Date | Transaction Type | Amount Raised (millions) |
|---|---|---|
| 4/27/2020 | PPP Loan | 0.2 |
| 10/31/2020 | Series A | 5.0 |
| 9/04/2020 | Convertible Note/Debt Restructuring | 4.9 |
| 5/08/2019 | Convertible Note | 3.0 |
| 3/15/2019 | Convertible Note | 1.0 |
| 5/30/2018 | Convertible Note | 1.8 |
| 1/22/2018 | PIPE | 1.6 |
| 6/15/2017 | Convertible Note | 5.0 |
| 12/12/2016 | PIPE | 1.1 |
| 5/02/2014 | PIPE | 34.3 |
| 7/03/2013 | PIPE | 52.0 |
| 9/07/2011 | IPO | 86.9 |
| 1/06/2010 | Later Stage VC | 30.0 |
| 12/01/2008 | Later Stage VC | 15.0 |
| 5/24/2004 | Early-Stage VC | 12.0 |
| 7/23/2003 | Early-Stage VC | 4.1 |

PH | PARTNERS 9

# GI Dynamics – Background

## A challenging history

**Company Headwinds**

**Despite having raised more than $200 million, GI Dynamics has struggled to build a commercial presence with EndoBarrier**

- In Q3 2015, GI Dynamics discontinued the ENDO trial due to patients experiencing hepatic abscesses at a higher-than-normal rate
- In Q4 2016, the company received formal notification from the TGA of the Australian Government of the cancellation of EndoBarrier's inclusion on the Australian Register of Therapeutic Goods (ARTG)
- In Q4 of 2017, GI Dynamics received formal notification of CE Mark withdrawal, preventing the sale of EndoBarrier in Europe and select Middle Eastern countries
- GI Dynamics undertook significant cost cutting measures in 2015 and 2016 such as greatly reducing employee count

PH | PARTNERS 10

# Valuation Considerations

- Methodology
- Public Company Comparables
- Precedent Transactions
- Crystal Amber Case Study

CONFIDENTIAL

PH | PARTNERS

# Valuation Considerations

## Methodology

**General Remarks**

- The key assumptions of the underlying materials provided by GI Dynamics' management were checked for plausibility in specific discussions with the management team and by setting them against industry benchmarks. Where deemed necessary, pH Partners applied adjustments to the underlying planning assumptions

**Valuation Method Based On Intrinsic Value**

Discounted cash flow (DCF) analysis

- pH Partners judgmentally decided to not perform a discounted cash flow analysis on the basis that GI Dynamics does not project to earn a positive cash flow in the 5-year projection period provided to pH Partners

**Market-Value Based Valuation Methods**

Analysis of public company comparables

- The current market valuation of comparable listed companies was analyzed
- The companies selected were chosen by pH Partners, among other reasons, because they are publicly traded medical device companies with certain operational, business and/or financial characteristics that, for purposes of pH Partners' analysis, may be considered similar to those of the GI Dynamics

Analysis of precedent transactions

- This valuation process entails analyzing precedent M&A and financing transactions in which the target companies are comparable with GI Dynamics
- pH Partners reviewed and analyzed certain information relating to selected transactions involving publicly traded medical device companies that pH Partners, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the GI Dynamics
- The companies included in the selected transactions were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of GI Dynamics. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of GI Dynamics and the companies included in the selected precedent transactions analysis

Analysis of Crystal Amber case study

- pH Partners reviewed the agreements between GI Dynamics and Crystal Amber to extrapolate the implied value to common shareholders

PARTNERS 12

# Valuation Considerations

## Public Company Comparables

**Selection Of Public Company Comparables**

- The universe of pure-play comparable listed companies is generally very limited. Hence, the comparable companies identified are comprised of medical device companies with similar characteristics to GI Dynamics

**Valuation Methodology**

- For the group of comparable companies selected, the enterprise value was set against the consensus revenue estimate for 2022 for each comparable company
- pH Partners applied the forward EV/Revenue multiples for the trading group to GI Dynamics' 2022 projected revenue

**Public Companies Used in Analysis**

Delcath Systems, Inc.

apollo endosurgery

neovasc

FONAR

LeMaitre® VASCULAR

IRADIMED

PH PARTNERS 13

# Valuation Considerations

## Precedent Transactions

**Selection Of Precedent Transactions**

- In order to analyze precedent transactions in which the target companies are comparable with GI Dynamics, relevant M&A and financing targets were selected. The analysis covers the period 2011 to 2021

**Valuation Methodology**

- pH Partners screened the transaction marketplace to identify transactions where the target company (the company being acquired or receiving financing) had characteristics similar to GI Dynamics
- pH Partners used those transactions to extrapolate enterprise value-to-revenue multiples
- pH Partners then applied the multiple range found from the transactions to management's projected 2022 revenues to arrive at a range of enterprise values

**Transactions Used in Analysis**

| Trx Date | Target | Trx Type |
|---|---|---|
| 7/1/2019 | Defymed | Later Stage VC |
| 3/23/2017 | Merit Medical Systems | Public Investment 2nd Offering |
| 11/22/2016 | EndoChoice | Merger/Acquisition |
| 5/2/2016 | CORPAK MedSystems | Merger/Acquisition |
| 1/14/2015 | Obalon Therapeutics | Later Stage VC |
| 6/5/2015 | EndoChoice | IPO |
| 6/21/2012 | EndoGastric Solutions | Later Stage VC |
| 12/18/2013 | Apollo Endosurgery | Later Stage VC |
| 2/8/2012 | Apollo Endosurgery | Later Stage VC |
| 6/20/2011 | Merit Medical Systems | Public Investment 2nd Offering |
| 1/12/2011 | EndoChoice | Later Stage VC |

PH PARTNERS 14

# Case Study

## Crystal Amber September 2020 Transaction

### Transaction Overview

- August 22nd, 2019 - GI Dynamics Announces up to ~US$10 million Financing with Crystal Amber – Defers Potential ASX Delisting – Extends Maturity Date of 2017 Convertible Note
- The transaction involved the exercise of some existing warrants and the issuance of a new convertible note and potentially a new warrant
- The transaction and subsequent warrant exercise was intended to provide GI Dynamics with enough cash runway to:
  - Work on the STEP-1 US trial enrollment
  - Work on the I-STEP India trial enrollment in partnership with Apollo Sugar
  - Work on CE Mark approval for EU commercialization
  - Delay a possible stock exchange delisting
  - Provide general working capital
- On September 4th, 2020, the August 2019 warrant was cancelled, the August 2019 Note was extinguished, and a new convertible note was issued

### Terms of September 2020 Financing

- The September 2020 Note had a principal amount of approximately $4.9 million, which was the sum of the outstanding principal and accrued interest from the August 2019 Note
- The note accrues annually compounded interest at 5% per annum and matures on June 30, 2022
- In the event of default, the outstanding principal and any accrued and unpaid interest shall be immediately payable in cash
- The Note can be optionally converted at any time prior to maturity and at the sole discretion of Crystal Amber
  - On election to convert, the entirety of the outstanding principal and all accrued but unpaid interest is convertible into the number of shares of common stock equal to the quotient obtained by dividing the Outstanding Amount by the **conversion price of $0.17726**
  - The conversion price represents 200% of the initial purchase price per share in the September 2020 Financing with gross proceeds of not less than $10 million in the aggregate

PH PARTNERS 15

# Fairness Opinion Results

CONFIDENTIAL

PH | PARTNERS

# Fairness Opinion Results

## GI Dynamics

***$ in millions except Crystal Amber Conversion Price Statistic and Last Trade Price; $ represents total enterprise value (EV)***

| Methodology | Metric | Selected Range | Revenue |
|---|---|---|---|
| SELECTED PUBLIC COMPARABLES | 2022E EV / Revenue | 7.6x - 13.4x | $ 1.2 |
| SELECT PRECEDENT TRANSACTIONS | 2022E EV / Revenue | 7.1x - 8.7x | $ 1.2 |

| Methodology | Metric | Selected Range | Share Price |
|---|---|---|---|
| CRYSTAL AMBER SEP-2020 NOTE | Conversion Price of Note | N/A | $ 0.17726 |
| LAST PUBLIC TRADING PRICE | Close Price on July 21, 2020 | N/A | $ 0.001 |

$9.0
$15.8
$8.3
$10.3
$15.6
$8.9
$-
$5.0
$10.0
$15.0
$20.0

### Conclusion

Based on the enterprise value range of $8.3 million - $15.8 million and the equity value range of $3.1 million - $10.6 million ($0.036 - $0.12 per share), the valuation of GI Dynamics is considered financially fair and adequate as per the analysis date May 12th, 2021.

**Benjamin Perkins**

Managing Director

PH | PARTNERS 17

# Case Study

## Apollo Endosurgery

### Company Overview

- Apollo Endosurgery develops medical devices that address disorders and indications ranging from gastrointestinal defect repairs to the interventional treatment of obesity
- Its products are used by general surgeons, bariatric surgeons and gastroenterologists in a variety of settings to provide interventional therapy to patients who suffer from obesity
- The company's products include Orbera, Lap-Band and OverStitch

### Company Headwinds

- Apollo Endosurgery acquired the obesity intervention product line (Lap-Band & Orbera) from Allergan in 2013 for $110M
  - Apollo Endosurgery has battled litigation with patients due to claims made about the weight loss device as well as claims that the Lap-Band device eroded and created a dense adhesion from the stomach to the liver, spleen and diaphragm
  - Over 20 deaths have occurred due to gastric perforations
  - 2019 sales suffered due to being directed to modify its Orbera label in 2018 after spontaneous hyperinflation occurred in a number of its balloons and the inferiority to the company's main competitor Obalon Therapeutics (35% weight loss with Obalon vs. 7.6% with Apollo)
- Apollo merged with a failed biotech company to become publicly listed in 2016 and was already down 85% from that debut price when the pandemic dramatically impacted sales (direct hit to elective procedures)
- The company was running out of cash and elected to execute a secondary offering at an extremely dilutive price of $1.25

### Historical Share Price

$20.00
$15.00
$10.00
$5.00
$0.00
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21

### Historical Revenue Trends

($ in millions)
$75.0
$60.0
$45.0
$30.0
$15.0
$0.0
-10.2% CAGR
2016
2017
2018
2019
2020

Source(s): Seeking Alpha, PR Newswire, Madison Record

PH PARTNERS 19